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                                                                    EXHIBIT 2.20


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into and is effective this 24th day of October, 1997 by and between Balanced Care Corporation, a Delaware corporation ("Purchaser"), with offices at 5021 Louise Drive, Suite 200, Mechanicsburg, Pennsylvania, 17055, and Triangle Retirement Services, Inc., a North Carolina corporation ("Seller"), with offices at 6928 Slade Hill Drive, Raleigh, North Carolina, 27615.

                                   RECITALS:

         Seller owns an 87-room, 117-bed assisted living facility with an Alzheimer's care unit located at 600 Newton Road, Raleigh, North Carolina that is licensed as a "Home for the Aged" by the North Carolina Department of Human Resources, Division of Facility Services for 161 residents (the "Facility"). Purchaser desires to purchase substantially all of the assets of Seller and the Business (as hereinafter defined) related thereto and Seller desires to sell such assets to Purchaser.

         This Agreement sets forth the terms and conditions upon which Purchaser is purchasing the assets (other than Excluded Assets, as hereinafter defined) owned by Seller and used in the conduct of its Business, and Seller is selling to Purchaser such assets (other than Excluded Assets).

         In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

                         ARTICLE I. CERTAIN DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 "Accounts Receivable" shall mean as of any date any trade accounts receivable (including, without limitation, any third party receivables arising in connection with any Third Party Payor Programs) notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables associated with the Business through and as of such date.

         1.2 "Accreditation Body" shall mean CARF, JCAHO, the Department of Human Resources, and all other Persons having jurisdiction over the accreditation, certification, evaluation or operation of the Business.

         1.3 "Accrued Expenses" shall mean as of any date accrued rents, insurance premiums, payroll and benefits, and other accrued expenses set forth in Schedule 1.3.

         1.4 "Affiliate" shall mean any company or other entity which controls, is controlled by or is under common control with the designated Party. For the purpose of the foregoing,



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ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

         1.5 "Agreement" shall mean this Asset Purchase Agreement.

         1.6 "Ancillary Agreements" shall mean the real property conveyances described in Section 5.2.1, the bill of sale, assignment and assumption described in Section 5.2.2 and the Escrow Agreement attached as Exhibit 1.28.

         1.7 "Annual Financial Statements" shall have the meaning given to it in Section 6.4.1.

         1.8 "Assumed Liabilities" shall have the meaning given to it in
Section 4.2.

         1.9 "Books and Records" shall have the meaning given to it in Section 6.14.

         1.10 "Business" shall mean the operation of the Facility as an assisted living facility/home for the aged and an Alzheimer's care unit and any other ancillary health care services owned, operated, delivered, managed, developed, constructed, maintained, used, occupied or possessed by Seller in connection therewith (including, without limitation, any outpatient and contract rehab therapy services).

         1.11 "CARF" shall mean the Commission on Accreditation of Rehabilitation Facilities.

         1.12 "Champus" shall mean the Civilian Health and Medical Program of the Uniform Service, a program of medical benefits covering retirees and dependents of members or former members of a uniformed service provided, financed and supervised by the United States Department of Defense and established by 10 U.S.C. Sections 1071 et seq.

         1.13 "Closing" shall have the meaning given to it in Section 5.1.

         1.14 "Closing Date" shall have the meaning given to it in Section 5.1.

         1.15 "Closing Inventory" shall mean all Inventory relating to the Business on the Closing Date.

         1.16 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         1.17 "Contract" shall mean all alliance agreements, transfer agreements, other agreements (including, without limitation, Resident's Agreements, Management Agreements and Provider Agreements), contracts, contract rights, commitments, customer accounts, orders, leases, guaranties, warranties and representations, and franchises relating to the Purchased




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Assets or the operation of the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor, issued by any Governmental Authority, Accreditation Body or Third Party Payor or maintained or used by Seller with any third Person, but shall not include any of the Excluded Assets.

         1.18 "Current Liabilities" shall mean all liabilities classified as current liabilities in accordance with GAAP.

         1.19 "Damages" shall have the meaning given to it in Section 14.4.

         1.20 "Department of Human Resources" shall mean the North Carolina Department of Human Resources, Division of Facility Services.

         1.21 "Due Diligence Date" shall mean October 13, 1997.

         1.22 "Employee" shall mean any individual employed by Seller in the conduct of the Business as listed on Schedule 1.22 (such Schedule being subject to change between the date hereof and the Closing Date as a result of employee changes in the ordinary course of Seller's Business consistent with past practices) other than E. Lee Barham, Jr. and Diane J. Barham.

         1.23 "Encumbrance" shall mean any right to, or interest in, property, which subsists in a third-party and which constitutes a claim, lien, charge or liability attached to and binding upon the Purchased Assets, including, but not limited to, a mortgage, judgment lien, mechanic's lien, lease, security interest, easement and right-of-way.

         1.24 "Environmental Law" shall mean any (a) federal statute [including but not limited to the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections
9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.)]; (b) other Legal Requirements; (c) any common law doctrine; and (d) any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Regulated Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

         1.25 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.




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         1.26 "ERISA Plans" shall mean defined benefit pension plans and defined contribution pension plans qualified under Section 401(a) of the Code.

         1.27 "Escrow Agent" shall mean The Title Company of North Carolina, Agent for First American Title Insurance Company.

         1.28 "Escrow Agreement" shall mean the escrow agreement entered into between Escrow Agent, Seller and Purchaser in substantially the form of Exhibit 1.28.

         1.29 "Escrow Fund" shall mean $150,000 to be held by the Escrow Agent in Raleigh, North Carolina pursuant to the terms and conditions of the Escrow Agreement.

         1.30 "Excluded Assets" shall mean those assets that are not included in the sale contemplated hereby and as are further defined in Section 2.2.

         1.31 "Facility" shall have the meaning given to it in the Recitals of this Agreement.

         1.32 "Financial Statements" shall mean the Annual Financial Statements and the Interim Financial Statements, collectively.

         1.33 "GAAP" shall mean generally accepted accounting principles in the United States of America.

         1.34 "Governmental Authorities" shall mean all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether with a federal, state, county, district, municipal, city or otherwise.

         1.35 "Indemnifying Party" shall have the meaning given to it in
Section 14.4.

         1.36 "Indemnified Party" shall have the meaning given to it in Section 14.4.

         1.37 "Interim Financial Statements" shall have the meaning given to it in Section 6.4.2.

         1.38 "Inventory" shall mean the inventory of Seller, including, without limitation, dry storage goods, janitorial supplies, food and beverage supplies, office supplies, medical supplies and pharmaceutical supplies.

         1.39 "JCAHO" shall mean the Joint Commission on Accreditation of Healthcare Organization.

         1.40 "Knowledge" and words of similar import shall mean, with respect to any Party, actual knowledge of a particular fact or other matter being possessed by an individual, and the




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knowledge that reasonably could be expected to be obtained in the course of the
Party's relationship to the subject matter.

         1.41 "Legal Requirements" shall mean all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, judgments, decrees and injunctions (including, without limitation, all applicable building, health code, zoning, subdivision and other land use and health care licensing statutes, ordinances, by-laws, codes, rules and regulations), promulgated or issued by any Governmental Authority, Accreditation Body or Third Party Payor other than Environmental Laws. Without limiting the foregoing, the term Legal Requirements includes all Permits and Contracts issued or entered into by any Governmental Authority, any Accreditation Body and/or any Third Party Payor and all Permitted Encumbrances.

         1.42 "Managed Care Plans" shall mean all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

         1.43 "Management Agreement" shall mean any agreement, whether written or oral, between Seller and any other Person pursuant to which Seller provides any payment, fee or other consideration to any other Person to operate or manage the Business (except any employment agreements).

         1.44 "Medicaid" shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

         1.45 "Medicare" shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

         1.46 "Party" shall mean either Seller or Purchaser, individually, as the context so requires, and the term "Parties" shall mean Seller and Purchaser together.

         1.47 "Payables" as of any date shall mean any of the trade accounts payable associated with the Business as of such date in accordance with GAAP consistently applied.

         1.48 "Payroll Practice/Employee Arrangement" shall have the meaning given to it in Section 6.18.

         1.49 "Permits" shall mean all permits, licenses, approvals, qualifications, rights, variances, permissive uses, accreditations, certificates, certifications, consents, contracts, interim licenses, permits and other authorizations of every nature whatsoever required by, or issued to or on behalf of Seller under, any Legal Requirements benefiting, relating or effecting the Business or the construction, development, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with the Business and all




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renewals, replacements and substitutions therefor, now or hereafter required or issued by any Governmental Authority, Accreditation Body or Third Party Payor.

         1.50 "Permitted Encumbrances" shall mean those Encumbrances as specifically set forth on Schedule 1.50 hereto.

         1.51 "Person" shall mean any individual, corporation, company, limited or general partnership, trust or estate, joint venture, association or other entity.

         1.52 "Prepaid Expenses" as of any date shall mean payments made by Seller with respect to the Business which constitute prepaid expenses of the Business in accordance with GAAP consistently applied.

         1.53 "Proprietary Rights" shall have the meaning given to it in
Section 6.8.1.

         1.54 "Provider Agreements" shall mean all participation, provider and reimbursement agreements or arrangements for the benefit of Seller in connection with the operation of the Business relating to any right to payment or other claim arising out of or in connection with Seller's participation in any Third Party Payor Program.

         1.55 "Purchase Price" shall have the meaning given to it in Section 3.1.1.

         1.56 "Purchased Assets" shall have the meaning given to it in Section 2.1.

         1.57 "Purchaser" shall have the meaning given to it in the preamble of this Agreement.

         1.58 "Purchaser Damages" shall have the meaning given to it in Section 14.2.

         1.59 "Purchaser Indemnitees" shall have the meaning given to it in
Section 14.2.

         1.60 "Real Property" shall mean the real property owned by Seller in connection with the Business as more fully described in Schedule 1.60 hereto.

         1.61 "Regulated Substance" shall mean petroleum, petroleum hydrocarbons or petroleum products and any other chemical, material, substance or waste that is identified (by listing or characteristic) and regulated (or the clean-up of which can be required) by any Legal Requirement intended to protect the environment or the public health or welfare, including but not limited to Legal Requirements relating to clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, occupational safety and health, oil spill prevention, groundwater protection, and toxic substances control.

         1.62 "Related Party" means (i) Seller, (ii) any Affiliate of Seller,
(iii) any officer, director, shareholder or partner of any Person identified in clauses (i) or (ii) preceding, and (iv)




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any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

         1.63 "Resident Agreements" shall mean all contracts, agreements and consents executed by or on behalf of any resident or other Person seeking services at the Facility as more fully described in Schedule 1.63 hereto, including, without limitation, assignments of benefits and guarantees, and such resident's related medical and/or other records.

         1.64 "Retained Liabilities" shall have the meaning given to it in
Section 4.2.

         1.65 "Security Right" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's governing documents or by agreement.

         1.66 "Seller" shall have the meaning given to it in the preamble of this Agreement, individually and collectively, as the context may require.

         1.67 "Seller Damages" shall have the meaning given to it in Section
14.3.

         1.68 "Seller Indemnitees" shall have the meaning given to it in
Section 14.3.

         1.69 "Survival Date" shall have the meaning given to it in Section
14.1.

         1.70 "Taxes" shall mean all taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to day such assessment).

         1.71 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         1.72 "Third Party Payor Programs" shall mean all third party payor programs which Seller participates, including, without limitation, Medicare, Medicaid, Champus, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance plans and employee assistance programs.




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         1.73 "Third Party Payors" shall mean Medicare, Medicaid, Blue Cross and/or Blue Shield, private insurers and any other Person which maintains Third Party Payor Programs.

                 ARTICLE II. TRANSFER OF ASSETS AND PROPERTIES

         2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell and convey to Purchaser, free and clear of all Encumbrances whatsoever (other than Permitted Encumbrances and except as expressly provided herein), and Purchaser shall purchase from Seller, the Business as a going concern and all Seller's rights, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated owned by Seller and used in the Business (the "Purchased Assets") as the same shall exist on the Closing Date (other than the Excluded Assets), including, without limitation, the following:

                  2.1.1 Real Property. The Real Property, together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto;

                  2.1.2 Equipment, Machinery and Other Tangible Personal Property. All machinery, equipment, leasehold improvements, automobiles, supplies, office furniture and office equipment, computing and telecommunications equipment and other items of personal property that are owned by Seller and used in connection with the Business, including those described in Schedule 2.1.2 hereto;

                  2.1.3 Contracts Relating to the Business. All of the interest of Seller in all Contracts relating to the acquisition or ownership by Seller of any of the Purchased Assets or the operation of the Business and the Resident Agreements listed on Schedule 1.63 hereto, all as listed on Schedule
2.1.3 hereto, together with those Contracts not required to be listed on
Schedule 2.1.3 by reason of the provisions of Section 6.10.

                  2.1.4 Sales, Rental and Marketing Materials, Manuals. All sales data, rental data, catalogs, brochures, reference sources, suppliers' names, mailing lists, art work, photographs, public relations material and advertising material used in the Business, whether in electronic form or otherwise;

                  2.1.5 Permits, Licenses. All of Seller's interest in Permits relating to the Business, including those listed in Schedule 2.1.5 hereto, to the extent such Permits are transferable to Purchaser;

                  2.1.6 Trade Secrets. All policies and procedures, methods of delivery of services, trade secrets, designs, drawings and specifications, market studies, consultants' reports, prototypes, and all similar property of any nature, tangible or intangible, of Seller used in the Business;




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                  2.1.7 Intellectual Property. All right, title and interest of
Seller in the patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations described in Schedule 2.1.7;

                  2.1.8 Goodwill. All of the interest of Seller in and to the goodwill incident to the Business, including but not limited to the value of the Facility name associated with the Business and the value of good customer relations;

                  2.1.9 Inventory. All Closing Inventory;

                  2.1.10 Resident Funds. All deposits and escrow accounts of, or for the benefit of, any of Seller's residents at the Closing Date which are transferred to Purchaser subject to the rights of such residents;

                  2.1.11 Prepaid Expenses. Certain of Seller's Prepaid
Expenses and rents of, or for the benefit of, the Business at the Closing Date, as described in Schedule 2.1.11, to the extent the benefits thereof are transferable to Purchaser;

                  2.1.12 Computer Software. All computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spread-sheet analysis, etc.), or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed by Seller and used in the operation of the Business; and

                  2.1.13 Other Intangible Assets. All other intangible assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.

                  2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Purchaser:

                  2.2.1 Accounts Receivable. All Accounts Receivable of Seller existing on the Closing Date;

                  2.2.2 Cash. All other cash, cash equivalents on hand or in bank accounts, short-term notes receivable and unbilled costs and fees up through and including the Closing Date;

                  2.2.3 Pensions. Assets constituting any pension or other funds for the benefit of Employees existing on the Closing Date;

                  2.2.4 Corporate Books, Books and Records. Corporate minute books and stock books of Seller and the Books and Records of Seller;




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                  2.2.5 Third Party Claims. Any claims and rights against third parties (including, without limitation, insurance carriers) to the extent they relate to liabilities or obligations that are not assumed by Purchaser hereunder (except the amount of costs and expenses Purchaser shall have incurred with respect to such claims and rights);

                  2.2.7 Taxes. Claims for refunds of Taxes and other charges imposed by any Governmental Authority; and

                  2.2.8 Vehicle Lease. Seller's lease agreement with respect to a 1997 528i BMW automobile, such automobile, and the cash deposit held by the lessor in the amount of $600.00, shall be retained by Seller.

                  2.2.9  Other Assets. Assets listed on Schedule 2.2.9.

                      ARTICLE III. CONSIDERATION AND TERMS

         3.1 Consideration for Purchased Assets.

                  3.1.1 Purchase Price. The aggregate consideration to be paid by Purchaser to Seller for the Purchased Assets and the Business (the "Purchase Price") shall be $8,300,000 plus the amount, if any, of the Prepaid Expenses at the Closing Date, to be paid by certified or cashier's check drawn on a national bank or by wire transfer as follows:

                  (i) $150,000 (the "Escrow Fund"), to be paid to Escrow Agent upon execution of this Agreement, and applied to the Purchase Price at Closing or, if Closing fails to occur, to be distributed in accordance with the terms of this Agreement and the Escrow Agreement; and

                  (ii) the Purchase Price less the amount of the Escrow Fund to Seller at the time of Closing.

         3.1.2 Other Consideration. As additional consideration, Purchaser shall also assume the Assumed Liabilities at the time of Closing.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets, the covenant-not-to-compete referred to in Section 12.2, and the Business in accordance with the allocation set forth in Schedule 3.3. Purchaser and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation.

             ARTICLE IV. ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS




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         4.1 General Limitation on Assumption of Liabilities. Except for
Permitted Encumbrances and as otherwise provided in Sections 4.2, 4.3 and 4.4 below, Seller shall transfer the Purchased Assets to Purchaser free and clear of all Encumbrances, and without any assumption of liabilities and obligations, and Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller or any other Person. For purposes of this Section 4.1 the phrase "liabilities and obligations" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         4.2 Assumed Liabilities and Obligations. On the Closing Date, Purchaser shall acquire the Purchased Assets subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from the following liabilities and obligations, excluding any liabilities and obligations to Affiliates of Seller (collectively, the "Assumed Liabilities"):

         (i) all obligations of Seller accruing after the Closing Date under the Contracts contemplated by Section 2.1.3, including, without limitation, those set forth in Schedule 1.63 and Schedule 2.1.3, provided that the rights thereunder have been duly and effectively assigned to Purchaser;

         (ii) all obligations of Seller accruing after the Closing Date under the Permits described in Section 2.1.5, provided that the rights thereunder have been duly and effectively assigned to Purchaser; and

         (iii) all obligations of Seller to its Employees for vacation accrued or earned as of the Closing Date.

         Except for the Assumed Liabilities, Purchaser does not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liability of Seller existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to the Closing Date (the "Retained Liabilities"), and Seller agrees to pay and satisfy when due all Retained Liabilities. Except for the obligations and liabilities included in the Assumed Liabilities, the term "Retained Liabilities" shall include, without limitation, liabilities:

         (i) for or in connection with any dividends, distributions, redemptions, or Security Rights with respect to any security of Seller;

         (ii) obligations incurred by Seller after Closing;

         (iii) for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the transactions




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contemplated hereby, including, without limitation, all legal and accounting fees and all brokers or finders fees or commissions payable by Seller;

         (iv) under or arising out of this Agreement;

         (v) obligations of Seller with respect to matters occurring prior to the Closing Date and against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or their indemnitor) that the insured (or the indemnities) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

         (vi) to any Related Party;

         (vii) to indemnify Seller's officers, directors, shareholders, Employees or agents;

         (viii) Federal, state or local tax liabilities or tax obligations of Seller in respect to periods prior to Closing, and the transactions contemplated hereunder, including, without limitation, income taxes payable under the Code, any income tax, any franchise tax, any tax recapture, any FICA, workers' compensation, and all other taxes due or payable for a period prior to Closing; notwithstanding the foregoing, all sales and use taxes, transfer taxes, and all other impositions of tax (but not any license or fee (or similar charge, however characterized) payable by Purchaser with respect to its conduct of the Business, which shall be the sole liability of Purchaser) arising solely by reason of the transfers contemplated by this Agreement (excluding all federal, state and local income and gross receipt taxes on the earnings or gross receipts of Seller prior to the Closing Date, which shall remain the sole responsibility of Seller) shall be the responsibility of and shall be borne equally by Seller and Purchaser (any real estate and personal property taxes for the year in which Closing occurs shall be prorated to the Closing Date (based on a calendar year or fiscal year for which such taxes are levied basis), if the tax rates for the year in which Closing occurs shall not be fixed prior to the Closing Date for a particular item of the Purchased Assets, the proration of taxes thereon shall be based upon the tax rate for the year prior to Closing applied to the latest assessment valuation; however, in the event that any such taxes are increased or decreased for the year in which Closing occurs, Seller or Purchaser shall then reimburse the other party for amounts in excess of or less than the proration as determined as of the Closing Date);

         (ix) for long term indebtedness and other obligations or guarantees of Seller;

         (x) for Current Liabilities reflected on the books of Seller at the Closing Date;

         (xi) for Accrued Expenses and Payables reflected on the books of Seller at the Closing Date; and

         (xii) if applicable, for or in connection with any cost reports required to be filed by Seller in connection with the Facility with respect to periods prior to Closing.




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         4.3 Offer of Employment. Purchaser shall offer employment on and as of
Closing, on an at-will basis, to all Employees actively at work in substantially similar jobs, at substantially the same base salaries or wages and substantially the same benefits as were paid or provided by Seller immediately prior to the Closing Date.

         4.4 Vacation, Workers' Compensation and Disability Claims.

                  4.4.1 Seller's Liability. Seller shall remain liable for all workers' compensation, disability and occupational diseases of or with respect to all of Seller's Employees attributable to entitlements, injuries, claims, conditions, events and occurrences occurring on or before the Closing Date.

                  4.4.2 Purchaser's Liability. Purchaser shall be liable for all vacation entitlements, workers' compensation, disability and occupational diseases of or with respect to all Employees of Seller hired by Purchaser, attributable to entitlements, injuries, claims, conditions, events and occurrences occurring after the Closing Date and vacation taken after the Closing Date earned prior to such date.

                  4.4.3 Workers' Compensation; Unemployment Compensation.
Schedule 4.4.3 attached hereto sets forth a true and correct summary of the following with respect to the Employees:

                  (i) a listing of all workers' compensation contracts;

                  (ii) the workers' compensation loss experience for the past three years;

                  (iii) a summary report and experience rating for unemployment compensation; and

                  (iv) the turnover rate for the Facility (to the extent known to Seller).

         ARTICLE V. CLOSING

         5.1 Time; Location. The Parties shall consummate the purchase and sale of the Purchased Assets on or before November 30, 1997 (the "Closing"). The date of the Closing shall be referred to as the "Closing Date." The Closing shall take place at the offices of Seller's counsel, Kennedy Covington Lobdell & Hickman, L.L.P., Suite 1900, 434 Fayetteville Street Mall, Raleigh, North Carolina, 27601 (or at such other place as the parties shall mutually determine), at such time and date on or before November 30, 1997 as may be mutually agreed upon by the Parties.

         5.2 Documents. At Closing, Seller shall execute and deliver the following instruments of transfer and assignment:

                  5.2.1 Deed. A duly executed special warranty deed, in recordable form, transferring good and marketable fee simple title to the Real Property, subject only to Permitted Encumbrances, and such affidavits or other instruments as Purchaser's title insurance company may reasonably request, including but not limited to affidavits relating to (i) exceptions for (A) judgments, bankruptcies, taxes and municipal claims, (B) parties in possession other than current occupants pursuant to agreements with Seller, (C) mechanics' or materialmen's liens and (D) encroachments or survey discrepancies of any nature; (ii) payoff letters, lien releases and satisfaction pieces and (iii) gap indemnities;

                  5.2.2 Bill of Sale. A general bill of sale, assignment and assumption substantially in the form of Exhibit 5.2.2 hereto, transferring to Purchaser good and indefeasible title to all of the tangible personal property included in the Purchased Assets, subject only to Permitted Encumbrances and the Assumed Liabilities and assigning to Purchaser, to the extent assignable, Seller's right, title and interest in each of the Contracts, Permits and other agreements included in the Purchased Assets, together with all consents of third parties that are required to make each such assignment effective to such third parties;

                  5.2.3 Title Certificates. Certificates of title to all vehicles included in the Purchased Assets, if any, with assignments to Purchaser;

                  5.2.4 Property Tax Statements. All real estate and personal property tax statements or bills for or relating to the Real Property or any of the other Purchased Assets for the applicable current tax year or years, and all tax assessments or notices thereof upon which such taxes are based;

                  5.2.5 Plans and Specifications. To the extent not delivered prior to Closing, all plans, specifications and other drawings in Seller's possession or reasonably obtainable by Seller and used in the construction of the Facility or any renovations thereof (including, without limitation, any as-built plans and architectural specifications) and all guarantees and warranties made by third parties with respect to the improvements, buildings, personalty, the property under the Contracts or any of the other Purchased Assets;

                  5.2.6 Building Permits. To the extent not delivered prior to Closing, all building permits, zoning permits, occupancy permits and subdivision plans and, to the extent the following are in Seller's possession or reasonably obtainable by Seller, surveys and hazardous waste studies prepared within 36 months before the date hereof, for or relating to the Purchased Assets;

                  5.2.7 Contracts and Other Permits. To the extent not delivered prior to Closing, all Contracts, Permits, or other instruments or agreements relating to the ownership, operation, use, occupancy, licensure, accreditation or maintenance of the Business;

                  5.2.8 Occupancy; Rent Roll; Surveys. To the extent not delivered prior to Closing:

                  (i) occupancy reports for the Facility for the last year (which reports shall be prepared based on the number of operational beds);

                  (ii) the current rent roll for the Facility listing all of the residents and their respective rent payments; and

                  (iii) federal and/or state surveys or inspections and any plans of correction for the Facility for the current year and the two immediately preceding years;

                  5.2.9 Other Documents. The Ancillary Agreements, and such additional instruments of conveyance and transfer as Purchaser may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

         5.3 Reasonable Steps. Seller shall make such reasonable efforts as may be appropriate so that on the Closing Date, Purchaser shall be placed in actual possession and control of all of the Purchased Assets.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser, that each of the following representations and warranties is true and correct as of the date hereof:

         6.1 Organization, Good Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof and to be performed by it.

         6.2 Authorization of Agreement and Enforceability. Seller has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby, including, without limitation, obtaining such shareholder's consents as is required under the North Carolina Business Corporation Act. This Agreement constitutes, and the Ancillary Agreements to which Seller is party, upon Seller's execution and delivery thereof, will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         6.3 No Violation; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Seller, (ii) except with respect to notices and consents required to be given by Seller to any Accreditation Body or Governmental Authority in connection with the sale and change of ownership of the Purchased Assets and the Business, violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller, the Business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets, (iv) except as identified on Schedule 2.1.3, conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, Contract, commitment, lease or other instrument, document or undertaking to which Seller is a party or any of the Purchased Assets is bound or (v) result in the creation or imposition of any Encumbrances upon the Purchased Assets.

         6.4 Financial Statements.

                  6.4.1 Annual Financial Statements. Included with Schedule
6.4.1 attached hereto are the audited balance sheets of the Business at December 31, 1996 and 1995, and the related statements of income and cash flows for the years then ended, as prepared by Seller (collectively, the "Annual Financial Statements"). Except as disclosed on Schedule 6.4.1, the Annual Financial Statements (i) have been prepared in accordance with the Books and Records of Seller; (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby; (iii) fairly present in all material respects the financial condition and the results of operations of the Business as of the relevant dates thereof and for the periods covered therein and (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition and results of operations of the Business as of the relevant dates thereof and for the periods covered by the Annual Financial Statements.

                  6.4.2 Interim Financial Statements. Included with Schedule
6.4.2 attached hereto is an unaudited balance sheet as of June 30, 1997 and the statements of income and cash flows of the Business for the six-month periods ended June 30, 1997 and 1996 prepared by Seller (collectively, the "Interim Financial Statements"). Except as disclosed on Schedule 6.4.2, such Interim Financial Statements (i) have been prepared in accordance with the Books and Records of Seller; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; (iii) fairly present in all material respects the financial condition and results of operations of the Business as of the date thereof and for the periods covered therein and (iv) contain and reflect all necessary adjustments and accruals, subject to normal year-end adjustments for a fair presentation of the financial condition and the results of operations of the Business as of the date thereof and for the periods covered by the Interim Financial Statements.

         6.5 Inventory. The level of Inventory maintained by Seller and included in the Purchased Assets is sufficient to carry on the Business as historically conducted. The Inventory is good, usable, merchantable and saleable in the ordinary course of Seller's Business.

         6.6 Absence of Certain Changes or Events. Except as set forth in
Schedule 6.6 hereto, since the date of the Interim Financial Statements, in connection with the Business, Seller has not:

                  (i) amended in any material respect or terminated any Contract or Permit other than in the ordinary course of Seller's Business consistent with past practice;

                  (ii) suffered the occurrence of any events that, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on the Purchased Assets or the results of operations of the Business;

                  (iii) incurred any damage or destruction having a material adverse effect on the Purchased Assets or the results of operations of the Business by fire, storm or similar casualty, whether or not covered by insurance;

                  (iv) sold, transferred, replaced or leased any of the Purchased Assets or sold any Inventory at a discount, except for transactions in the ordinary course of Seller's Business consistent with past practice;

                  (v) waived or released any material rights with respect to the Purchased Assets or the Business;

                  (vi) transferred or granted any rights to any Proprietary Rights;

                  (vii) entered into any transaction or made any commitments (for capital expenditures or otherwise) other than in the ordinary course of Seller's Business consistent with past practice;

                  (viii) changed its methods of accounting;

                  (ix) increased the compensation of Employees, except following normal review procedures or as reasonably deemed necessary in the ordinary course of Seller's Business consistent with past practice;

                  (x) suffered any major or key personnel changes;

                  (xi) materially altered its conduct in its relations with suppliers and residents;

                  (xii) materially altered its marketing efforts with respect to the Business; or

                  (xiii) received any notice nor gained any knowledge that its Permits to operate the Facility have been or will be suspended, revoked, or restricted in any manner.

         6.7 Real Property.

                  6.7.1 Title to Properties; Absence of Liens and Encumbrances. Seller owns and will transfer to Purchaser at Closing good, marketable and indefeasible title to all of the Purchased Assets, including, without limitation, the Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Copies of all title insurance policies and surveys written in favor of Seller relating to the Real Property have been delivered to Purchaser.

                  6.7.2 Structures and Improvements. All structures and other improvements on the Real Property (i) are located within the lot lines of the Real Property and (ii) do not encroach on the properties of any other Person. All structures and improvements located upon the Real Property and all elements thereof, including but not limited to the landscaping, fixtures, and equipment associated therewith, shall be sold, transferred and conveyed to Purchaser hereunder, AS IS, WHERE IS, AND SUBJECT TO ALL FAULTS. Seller makes no warranties or representations, express or implied, with respect to the state of condition and repair of the structures and improvements located upon the Real Property including, but not limited to, the fixtures and mechanical equipment used with respect to such structures and improvements.

                  6.7.3 Location. The Real Property is considered a separate parcel or parcels of land for taxing and conveyancing purposes and the Real Property is not located in a flood plain, flood hazard area or designated wetlands area.

                  6.7.4 Use and Operation. To the extent known to Seller, the use and operation of the Real Property conforms to all applicable building, zoning, safety and subdivision laws, other Legal Requirements, and all restrictive covenants and restrictions and conditions affecting title. Seller has received no written notice that the use and operation of the Real Property violates any Legal Requirement.

                  6.7.5 Utilities. To the extent known to Seller, all utilities (including water, electric, storm and sanitary sewage and telephone utilities) required to operate the Facility are available to the Facility and such utilities enter the boundaries of such Facility through adjoining public streets, permanent easements or rights of way of record in favor of Seller. Such utilities are all connected pursuant to valid permits, are all in good working order and are adequate to service the operations of the Facility as currently conducted and permit full compliance with all Legal Requirements. Seller has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to the Facility.

                  6.7.6 Assessments; Notices. Seller has not received any written notice of assessments for public improvements against the Real Property or any written notice or order by any Governmental Authority, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations, that claims any defect or deficiency with respect to any of such properties or requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same.

                  6.7.7 Condemnation. To the extent known to Seller, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. Seller has received no written notice of any such proceeding.

                  6.7.8 Access. All present driveways and other access routes to the Real Property are from public streets and no other Person has any right to use any such driveways or other access routes.

         6.8 Proprietary Rights.

                  6.8.1 Logos and Tradenames. Schedule 2.1.7 hereto sets forth a correct and complete list of all patents, logos, trademarks, trade names, service marks, copyrights and applications or registrations therefor used in and material to the Business (collectively, the "Proprietary Rights").

                  6.8.2 Licenses. Except as disclosed in Schedule 2.1.7.: (i) Seller owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation or grant rights to others in exchange) all the Proprietary Rights material to the Business;
(ii) the Proprietary Rights included in the Purchased Assets constitute all the material rights necessary to conduct the Business in accordance with past practice and are being conveyed to Purchaser together with the other Purchased Assets; (iii) the validity of the Proprietary Rights and the rights therein of Seller have not been questioned in any litigation to which Seller is a party, nor, to Seller's Knowledge, is any such litigation threatened; and (iv) to the best of Seller's Knowledge, the conduct of the Business does not conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

         6.9 Contracts and Commitments. Except as listed and described on
Schedule 1.63 and Schedule 2.1.3, neither Seller nor any party acting on behalf of Seller with Seller's Knowledge and consent is a party to any written or oral (for which Purchaser shall be bound following the Closing Date):

                  (i) Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by another party, involving in any one case $10,000 or more;

                  (ii) Contract to sell or supply products or to perform services, involving in any one case $10,000 or more (except for any Resident's Agreement);

                  (iii) Contract continuing over a period of more than six months from the date hereof or exceeding $10,000 in value (except for any Resident's Agreement);

                  (iv) representative, sales agency, dealer or distributor Contract;

                  (v) lease under which Seller is either lessor or lessee;

                  (vi) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or for the borrowing or lending of money (including without limitation loans to or from Employees) or guarantee, pledge or undertaking of the indebtedness of any other Person;

                  (vii) Contract for any charitable or political contribution;

                  (viii) Contract limiting or restraining Seller or any successor or assign from engaging or competing in any likeness of business with any Person;

                  (ix) license, franchise, distributorship or other agreement, including those that relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business;

                  (x) Contract or commitment to assign, option, sell, transfer or otherwise convey any right, title or interest of Seller in and to all or any portion of the Business or the Purchased Assets; or

                  (xi) any other material Contract not made in the ordinary course of Seller's Business consistent with past practice.

         Each of the Contracts and other instruments, documents and undertakings listed on Schedule 1.63 and Schedule 2.1.3 is valid and enforceable in accordance with its terms, Seller is in compliance with the provisions thereof, Seller is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default by Seller thereunder or a default by any other party thereto. Except as set forth on Schedule 1.63 and
Schedule 2.1.3, no advance payments have been received by Seller by or on behalf of any party to any of the Contracts, commitments, leases and other instruments listed on Schedule 1.63 and Schedule 2.1.3 for services to be rendered or products to be delivered to such party after the Closing Date. Except as set forth on Schedule 1.63 and Schedule 2.13, no consent or approval of any party to any Contract, commitment, lease or other instrument, document or undertaking is required for the execution of this Agreement or the consummation of the transactions contemplated hereby.

         6.10 Permits, Licenses. To the extent known to Seller, Seller has all Permits that are required to operate the Business; and, Seller is in material compliance with the terms and conditions of the Permits. Schedule 2.1.5 hereto sets forth a correct and complete list of all Permits, each one of which is in full force and effect. To Seller's Knowledge, no suspension or cancellation of any of the Permits is threatened and no cause exists for such suspension or cancellation. Any Permits that cannot be transferred or require consent or approval for the transfer thereof are specifically identified on Schedule 2.1.5 hereto as nontransferable or requiring such consent or approval.

         6.11 Compliance with Laws. To the extent known to Seller, except as described in Schedule 6.11 hereto, Seller has at all times conducted, and is presently conducting, the Business so as to comply in all material respects with all Legal Requirements applicable to the conduct of operation of the Business or the ownership or use of the Purchased Assets.

         6.12 Legal Proceedings. Except as described in Schedule 6.12 hereto, there is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Seller's Knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets, or relating to the transactions contemplated by this Agreement, nor to Seller's Knowledge is there any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Except as set forth on Schedule 6.12 hereto, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets or the Business or that might affect the transactions contemplated by this Agreement.

         6.13 Absence of Undisclosed Liabilities. Except as set forth in
Schedule 6.13, Seller has no material liabilities or obligations (as defined in Section 4.1) relating to the Business except (i) those liabilities and obligations set forth on the Financial Statements of Seller previously provided to Purchaser and not heretofore paid or discharged; (ii) those liabilities and obligations arising in the ordinary course of Seller's Business consistent with past practice under any Contract or commitment specifically disclosed on
Schedule 2.1.3 hereto or not required to be disclosed because of the term or amount involved; and (iii) those liabilities and obligations incurred in the ordinary course of Seller's Business consistent with past practice since the date of the Interim Financial Statements provided to Purchaser.

         6.14 Books and Records. All books of account and other financial records of Seller directly relating to the Business (the "Books and Records") are materially complete and correct and have been made available to Purchaser. All of the Books and Records have been maintained in accordance with good business practices and, where applicable, in accordance with GAAP.

         6.15 Employees. Schedule 1.22 sets forth a true and correct list of all individuals currently employed by Seller in the conduct of the Business and their present position and rate of compensation and date of hire. Except as set forth on Schedule 1.22, none of the individuals employed by Seller have been given any credit for service under any Payroll Practice/Employee Arrangement prior to their respective dates of hire.

         6.16 Labor Relations. No Employee of Seller is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to Seller's Knowledge, threatened against, involving, affecting or potentially affecting Seller. No complaint against Seller is pending or, to Seller's Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any Employee of Seller. Two days prior to the Closing Date, Seller shall provide Purchaser with a compilation of any existing liability for Employee sick leave, vacation time, severance pay or any similar item. To Seller's Knowledge, except as set forth on Schedule 1.22, Seller has no liability for any occupational disease of any of its Employees, former Employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any Contract or under any law.

         6.17 Payroll Practice/Employee Arrangement.

                  6.17.1 Benefit Plans. Schedule 6.17 contains a complete list of each employee benefit plan subject to ERISA, and/or holiday, vacation or other bonus practice or any other employee pay practice, arrangement, agreement or commitment (the "Payroll Practice/Employee Arrangement") and maintained by or with respect to which Seller has any liability or obligation, whether actual or contingent, with respect to the Employees or their respective beneficiaries.

                  6.17.2 Plan Liability. Seller has not taken any action that may result in Purchaser being a party to, or bound by, an ERISA Plan, and Purchaser shall have no liability under, or be subject to any liability on account of, any ERISA Plan or Payroll Practice/Employee Arrangement following the consummation of the transaction contemplated hereby.

                  6.17.3 Retirement Benefits. No ERISA Plan or other employee arrangement has provided for the payment of retiree benefits by Purchaser.

         6.18 No Finder. With the exception of Fred H. Beck & Associates, LLC, Seller has not taken any action that would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

         6.19 Interest in Business. Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Business.

         6.20 [RESERVED].

         6.21 Condition of Assets. All buildings, structures and equipment that are part of the Purchased Assets, as well as all other tangible personal property comprising the Purchased Assets, shall be sold, transferred, and conveyed to Purchaser hereunder AS IS, WHERE IS, AND

SUBJECT TO ALL FAULTS, and Seller makes no warranties or representations, express or implied, with respect to the state of condition and repair thereof. It is provided, however, that this disclaimer shall not affect any warranties which Seller may make to Purchaser in the Deed referenced in the foregoing
Section 5.2.1.

         6.22 Affiliate Transactions. Except as set forth in Schedule 6.22 hereto, Seller and its Affiliates provide no services or products to the Business.

         6.23 Insurance. Schedule 6.23 sets forth a complete list of all insurance policies maintained with respect to the Business for the past three years and all insurance policies known by Seller to have been maintained by any other Person which may provide any coverage for liabilities relating in any manner to any Environmental Law. Schedule 6.23 also sets forth a true and correct summary of the loss experiences for the past three years under each such policy. Subject to policy deductibles and exclusions, Seller's policies of liability insurance provide coverage for occurrences prior to the Closing Date.

         6.24 No Significant Items Excluded. Except for Excluded Assets, there are no assets or properties of Seller or any Related Party that are of material importance to the ongoing operation of the Business by Purchaser in substantially the same manner in which the Business has been conducted by Seller prior to the date of this Agreement.

         6.25 Surveys. Seller has provided Purchaser with copies of Seller's federal and/or state surveys or inspections and any plans of correction for the current year and the two immediately preceding years for the Facility. Each such survey or inspection was prepared in material compliance with all applicable Legal Requirements.

         6.26 Occupancy Reports. Seller has provided Purchaser with copies of Seller's occupancy reports for the Facility for the last year. Each such occupancy report was prepared based on the number of operational beds (i.e., double occupancy rooms were only counted as such when both beds were occupied).

         6.27 Tax Returns. Seller has filed or caused to be filed, or will file or cause to be filed, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to all Legal Requirements of each Governmental Authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete in all material respects. Seller has paid or will pay all Taxes that have or will become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except (i) such Taxes, if any, as are being contested in good faith and disclosed on Schedule 6.27, (ii) such Taxes that are fully reserved against on the Financial Statements of Seller previously provided to Purchaser, and Taxes accruing that are not yet due. Except as set forth on Schedule 6.27, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority of a jurisdiction other than one in which the Facility is located. Seller has paid, or will withhold and pay, all Taxes required to have been withheld in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party.

         6.28 Completeness and Accuracy. To the extent known to Seller, all information set forth on any Schedule hereto is true, correct and complete. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All Contracts, Permits and other documents and instruments furnished or made available to Purchaser by Seller are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto.

         6.29 Seller's Assets. Neither Seller nor Seller's "ultimate parent entity" (as such term is defined in 16 CFR, Chapter 1, Subchapter H, Sections
801.1 et seq) had: (i) annual net sales of $100,000,000 or more as stated on its last regularly prepared statement of income and expenses; or (ii) total assets of $100,000,000 or more as stated on its last regularly prepared balance sheet.

         6.30 Discounted Rates; Rate Limitations; Free Care. Attached hereto is Schedule 6.30 that sets forth a true and complete list of the following for the Facility: (i) any services that are provided based on a discount factor from the rates regularly charged at the Facility; (ii) any restrictions or limitations on rates which may be charged to private pay residents for services provided at the Facility; (iii) any percentage of beds or slots in any program at the Facility that must be reserved for Medicare or Medicaid eligible residents and (iv) any amount of welfare, free or charity care or discounted government assisted resident care provided at the Facility.

         ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller, that each of the following representations and warranties is true and correct as of the date hereof:

         7.1 Organization, Good Standing, Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own and lease the Purchased Assets, to carry on the Business and to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

         7.2 Authorization of Agreement and Enforceability. Purchaser has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements, upon Purchaser's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         7.3 No Violations; Consents. Except as set forth on Schedule 7.3, the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Purchaser, (ii) except with respect to notices and consents required to be given by Purchaser to any Accreditation Body or Governmental Authority in connection with the sale and change of ownership of the Purchased Assets and the Business, violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any contract, law, statute, rule or regulation to which Purchaser is subject,
(iii) violate any judgment, order, writ or decree of any court applicable to Purchaser, (vi) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Purchaser is a party or (v) result in the creation or imposition of any Encumbrance upon its assets.

         7.4. Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Purchaser's Knowledge, threatened against Purchaser or any of Purchaser's properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.

         7.5 No Finder. Purchaser has not taken any action which would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

         7.6 Purchaser's Assets. Neither purchaser nor Purchaser's "ultimate parent entity" (as such term is defined in 16 CFR, Chapter 1, Subchapter H, ss.
801.1 et seq) had: (i) annual net sales of $100,000,000 or more as stated on its last regularly prepared statement of income and expenses; or (ii) total assets of $100,000,000 or more as stated on its last regularly prepared balance sheet.

             ARTICLE VIII. COVENANTS OF SELLER PRIOR TO CLOSING DATE

         8.1 Required Actions. Between the date of this Agreement and the Closing Date, Seller covenants that it will, in its conduct of the Business, except as otherwise agreed by Purchaser in writing:

                  8.1.1 Access to Information. Give to Purchaser and its counsel, accountants, consultants and other representatives, for the purpose of audit, review and copying, reasonable access to such of the books, accounts, Contracts and records of Seller as are relevant to the Purchased Assets and the Business, and furnish or otherwise make available to Purchaser all such information concerning the Purchased Assets and the Business as Purchaser may reasonably request. Accordingly, Seller shall provide Purchaser with the following:

                  (i) Seller's occupancy reports for the Facility, as soon as the same become available through the Closing Date, but no later than the last day of any given week (which reports shall be prepared based on the number of operational beds);

                  (ii) rent rolls for the Facility, as soon as the same become available through the Closing Date, but no later than five days after the end of any given month;

                  (iii) Seller's federal and/or state surveys or inspections and any plans of correction for the Facility, as soon as the same become available through the Closing Date, but no later than fifteen days after received by Seller;

                  (iv) if applicable, Seller's cost reports for the Facility for the current year and the two immediately preceding years, together with the current rate schedule for the Facility;

                  (v) monthly statements of profit and loss of Seller for the Facility, as soon as the same become available through the Closing Date, but no later than fifteen days after the last day of each month.

                  8.1.2 Conduct of Business. Operate the Business in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof and, to the extent consistent with such operation, use its best efforts until the Closing Date to (i) preserve and keep intact the Business, (ii) keep available the services of the Employees; (iii) preserve its relationships with residents, suppliers and others having business dealings with Seller in connection with the Business and (iv) maintain current marketing activities;

                  8.1.3 Maintenance of Properties. Maintain the Purchased Assets, whether owned or leased, in good order and condition, in accordance with Seller's past practices, reasonable wear and tear and fire or other casualty excepted;

                  8.1.4 Maintenance of Books and Records. Maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

                  8.1.5 Compliance with Applicable Law. Comply in all material respects with all Legal Requirements applicable to the Purchased Assets and to the conduct of the Business;

                  8.1.6 Performance of Obligations. Perform all the material obligations of Seller relating to the Purchased Assets and the Business in accordance with the past practices of Seller;

                  8.1.7 Approvals, Consents. Use its reasonable commercial efforts to obtain in writing as promptly as possible any approvals and consents as required to be obtained by Seller in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents. Accordingly, Seller shall cooperate with Purchaser's efforts to obtain the necessary licenses to operate the Facility from the appropriate Accreditation Bodies, including, without limitation, the Department of Human Resources. Upon execution and delivery of this Agreement, Seller shall promptly:

                  (i) provide Purchaser with copies of all Permits and, with respect to the Facility's administrator, a copy of his or her license and record of continuing education credits;

                  (ii) notify each Accreditation Body and Third Party Payor as required by any Legal Requirement of the pending change of ownership of the Facility; and

                  (iii) provide such other notices as required by all Legal Requirements including (A) notices to residents of the Facility and (B) notices to the appropriate county department of social services. Prior to sending the notices, Seller shall provide copies to Purchaser for review and approval, which approval shall not be unreasonably withheld;

                  8.1.8 Notice of Material Damage. Give to Purchaser prompt notice in writing of any fact that, if known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder;

                  8.1.9 Cost Reports. File, or cause to be filed, all Medicare and Medicaid cost reports that are required to be filed after the Closing Date, without regard to any extensions, pursuant to all applicable Legal Requirements. Any liability of Seller required to be paid as a result of any such cost report for any period prior to the Closing Date shall be paid by Seller. Purchaser shall cause any refund which may be received after the Closing Date as a result of any such cost report filed for any period prior to the Closing Date to be paid to Seller;

                  8.1.10 Pay Employees to Closing Date. Pay all wages, salaries and other sums due Employees through the close of business on the day prior to the Closing Date;

                  8.1.11 Transfer of Employees. Take all reasonably necessary steps to transfer to Purchaser the employment of all Employees electing to continue their employ with Purchaser as of the Closing Date;

                  8.1.12 Compliance with Agreement. Not undertake any course of action materially inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and use all reasonable efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

                  8.1.13 Update Schedule. Promptly disclose to Purchaser any information contained in the representations and warranties of Seller contained in Article VI or in the Schedules to this Agreement which is no longer complete or correct; provided that no such disclosure shall be deemed to modify, amend or supplement such Seller's representations and warranties; and

                  8.1.14 Compliance with Bulk Sales Laws. If applicable, provide any notices required under Sections 25-6-101 et seq. of North Carolina's Uniform Commercial Code pertaining to bulk transfers in accordance with the provisions thereof. Prior to sending such notices, Seller shall provide copies to Purchaser for review and approval, which approval shall not be unreasonably withheld;

         8.2 Other Deliveries. At its own cost and expense, Seller shall have delivered with respect to the Real Property, as soon as possible but in any event not later than three days before Closing:

                  8.2.1 Surveys. Existing surveys of such property currently in Seller's possession or reasonably obtainable by Seller;

                  8.2.2 Affidavits. ALTA extended coverage statements/affidavits in form and substance satisfactory to Purchaser's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by Purchaser or Purchaser's title insurer; and

                  8.2.3 FIRPTA Certificates. A certificate, duly executed and acknowledged by an officer of Seller, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii), stating Seller's name, address and Federal tax identification number, and that Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

         8.3 Prohibited Actions. Between the date of this Agreement and the Closing Date, in its conduct of the Business, Seller shall not, except as otherwise agreed by Purchaser in writing:

                  8.3.1 Sale of Purchased Assets. Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of Seller's Business consistent with past practices;

                  8.3.2 Business Changes. Change in any material respect the character of the Business;

                  8.3.3 Incurrence of Material Obligations. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement, commitment or other transaction or arrangement that is not the ordinary course of Seller's

Business consistent with past practices and with respect to which Purchaser will be bound subsequent to Closing;

                  8.3.4 Incurrence of Liens. Subject to lien, security interest or any other Encumbrance, other than Permitted Encumbrances, any of the Purchased Assets;

                  8.3.5 Change in Employee Compensation and Benefits. Increase the rate of compensation paid, or pay any bonus, to anyone connected with the Business, except for those increases or bonuses planned, in the ordinary course of Seller's Business consistent with past practices, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting Employees;

                  8.3.6 Publicity; Advertisement. Except as required by law, publicize, advertise or announce to any third-party, except as required pursuant to this Agreement to obtain the consent of such third-party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby;

                  8.3.7 No Release. Except in the ordinary course of Seller's Business consistent with past practices, cancel, release or relinquish any material debts of or claims against others held by Seller with respect to the Business or waive any material rights relating to the Business; and

                  8.3.8 No Termination or Modification. Terminate or materially modify any material, Contract or Permit listed on Schedule 1.63 or Schedule
2.1.3 or other authorization or agreement affecting the Business or the Purchased Assets or the operation thereof.

            ARTICLE IX. COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

         9.1 Required Actions. Between the date of this Agreement and the Closing Date, Purchaser shall, except as otherwise agreed by Seller in writing:

                  9.1.1 Advise of Changes. Advise Seller promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach by Purchaser of any of its representations, warranties, covenants or agreements hereunder;

                  9.1.2 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and Purchaser shall use its best efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement;

                  9.1.3 Examinations. Promptly undertake all examinations, inspections, surveys and audits, including, without limitation, title searches and surveys of the Real Property, environmental assessments and audits and engineering surveys, as Purchaser deems necessary in connection with the acquisition of the Purchased Assets or the Business; and

                  9.1.4 Seller's Employees. Take all reasonable steps to ensure that the transfer of employment of all of the Employees electing to continue their employ with Purchaser as are able to be accomplished prior to or on the Closing Date.

         9.2 Investigation. Purchaser shall use reasonable efforts to conduct an investigation of the Business of Seller in such a manner as to prevent disruption of relations with the Employees, residents and suppliers of Seller, which investigation shall include such due diligence as is customary for transactions of the type contemplated herein.

         9.3 Approvals, Consents. Purchaser shall use its best efforts to obtain in writing as promptly as possible any approvals and consents as required to be obtained by Purchaser in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents. Accordingly, Purchaser take all commercially reasonable action to obtain the necessary licenses to operate the Facility from the Department of Human Resources, as applicable, including:

                  (i) notifying each Accreditation Body and Third Party Payor as required by any Legal Requirement of the pending change of ownership of the Facility; and

                  (ii) providing such other notices as required by all Legal Requirements including, if applicable, (A) notices to residents of the Facility and (B) notices to the appropriate county department of social services. Prior to sending the notices, Purchaser shall provide copies to Seller for review and approval, which approval shall not be unreasonably withheld;

                  9.4 Publicity; Advertisement. Except as required by law, Purchaser shall not publicize, advertise or announce to any third-party, except as required pursuant to this Agreement to obtain the consent of such third-party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby; provided, however, the foregoing shall not be applicable to disclosures made by Purchaser to Purchaser's lender in response to such lender's reasonable requests.

          ARTICLE X. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser to proceed with Closing under this Agreement is subject to the fulfillment prior to or at the time of Closing of the following conditions with respect to Seller, any one or more of which may be waived in whole or in part by Purchaser:

         10.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the Ancillary Agreements to which Seller is a party shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         10.2 Performance of Agreement. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement and the Ancillary Agreements to which Seller is a party to be performed or complied with by it at or prior to the Closing Date.

         10.3 Seller's Certificate. Purchaser shall have received a certificate from Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the matters specified in Section 10.1 and Section 10.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Seller hereunder.

         10.4 Secretary's Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, of the Secretary or any Assistant Secretary of Seller with respect to:

                  (i) the incumbency and specimen signature of each officer or representative of Seller executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Agreements to which Seller is a party; and

                  (ii) the resolutions of the board of directors of Seller and, if necessary, the stockholders of Seller, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party and the performance by Seller of the transactions contemplated hereby and thereby.

         10.5 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a material adverse effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.

         10.6 Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to counsel for Purchaser, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested, including, without limitation:

                  (i) certificates of the appropriate public officials to the effect that Seller is a validly existing corporation in good standing in its state of incorporation as of a date not more than 10 days prior to the Closing Date;

                  (ii) incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Seller and certified by its Secretary; and

                  (iii) true and correct copies of (A) the charter documents of Seller as of a date not more than 30 days prior to the Closing Date, certified by the Secretary of State of its state of incorporation and (B) the bylaws of Seller as of the Closing Date, certified by the Secretary of Seller.

         10.7 Consents. Any third-party consents, approvals, authorizations or Permits (including, without limitation, those required by any Governmental Authorities) necessary for the conveyance of the Purchased Assets or valid consummation of the transactions contemplated hereby shall have been obtained.

         10.8 Condition of Purchased Assets. At the Closing Date, the Purchased Assets shall be operating to the reasonable satisfaction of the Purchaser and shall remain substantially undamaged by fire, storm, or other casualty.

         10.9 Environmental Report. At its own cost and expense, Purchaser shall have obtained a written report from a qualified geotechnical or engineering firm, in a form and substance, satisfactory to Purchaser, concerning the presence, handling, treatment and disposal of Regulated Substances on, in or under the Real Property and disclosing (i) the results of a review of prior uses of the Real Property disclosed by local public records, including the chain of title; (ii) contacts with local officials to determine whether any records exist with respect to the disposal of Regulated Substances on the Real Property; and (iii) if recommended to or required by Purchaser, soil samples and groundwater samples consistent with good engineering practice. Such report shall confirm that the Real Property is not contaminated by the presence of Regulated Substances to the extent that clean-up is required or that a condition exists which violates any Environmental Law or which would prevent Purchaser from obtaining any Permit required to operate the Business of the Facility.

         10.10 Title Insurance. Purchaser shall have obtained for all Real Property final marked commitments to issue to Purchaser ALTA (1990-Form B with appropriate state endorsements) owner's or leasehold policies of title insurance in coverage amounts equal to the fair market value of the Real Property, insuring good and marketable title to the Real Property with mechanic's liens coverage and such endorsements as Purchaser may reasonably request and with exceptions only for ALTA standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession) and Permitted Encumbrances.

         10.11 Closing Documents. Purchaser shall have received the other documents referred to in Section 5.2 which shall be in form and substance satisfactory to Purchaser in its reasonable discretion.

         10.12 Opinion of Counsel. Purchaser shall have received the favorable opinion of counsel for Seller, addressed to Purchaser and Purchaser's lender, reasonably satisfactory to Purchaser and its counsel as to the matters set forth in Sections 6.1, 6.2 and 6.3 hereof, as to which such counsel shall opine, but only to the extent of its actual knowledge with respect to matters set forth in Section 6.3 after making such inquiries and reviewing such materials as are customary in connection with the opinions given therein.

         ARTICLE XI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         The obligation of Seller to proceed with any Closing under this Agreement is subject to the fulfillment prior to or at the time of Closing of the following conditions with respect to Purchaser, any one or more of which may be waived in whole or in part by Seller:

         11.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         11.2 Performance of Agreement. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         11.3 Purchaser's Certificate. Seller shall have received a certificate from Purchaser, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of all matters specified in Section 11.1 and Section 11.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Purchaser hereunder.

         11.4 Secretary's Certificate. Seller shall have received a certificate, dated as of the Closing Date, of the Secretary or any Assistant Secretary of Purchaser with respect to:

                  (i) the incumbency and specimen signature of each officer or representative of Purchaser executing this Agreement, the certificate referred to in Section 11.3 and the Ancillary Agreements to which Purchaser is a party; and

                  (ii) the resolutions of the board of directors of Purchaser authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party and the performance by Purchaser of the transactions contemplated hereby and thereby.

         11.5 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other Person shall have been instituted, threatened or anticipated which questions the validity or legality of the transactions contemplated hereby.

                ARTICLE XII. OBLIGATIONS AFTER THE CLOSING DATE

         12.1 Covenant Not to Interfere. Seller covenants and agrees that for a period of three (3) years after the Closing Date, Seller will not solicit for employment by Seller or any Affiliates any Person who is an Employee of the Business as of the Closing Date.

         12.2 Noncompetition. For a period of three years following the Closing Date, Seller will not, directly or indirectly, unless acting in accordance with Purchaser's written consent, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the Business acquired by Purchaser hereunder and located within a 25-mile radius of the Facility. Seller acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section will result in an irreparable injury to Purchaser and that damages at law would not be reasonable or adequate compensation to Purchaser for violation of this Section and that, in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provision of this Section shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

         12.3 Transition of Employees. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Employees who accept employment with Purchaser.

         12.4 [RESERVED].

         12.5 Certain Transitional Matters.

                  12.5.1 Transfer of Assets. Seller agrees that Purchaser, from and after the Closing, shall have the right and authority to collect for Purchaser's own account all items which shall be transferred to Purchaser as provided herein.

                  12.5.2 Seller's Remittance of Funds. After the Closing, Seller shall promptly transfer and deliver to Purchaser any cash or other property, if any, that Seller may receive related to the Business or the Purchased Assets other than the Excluded Assets and that relates to the operation of the Business after the Closing Date.

                  12.5.3 Purchaser's Remittance of Funds. After the Closing, Purchaser shall promptly transfer and deliver to Seller any cash or other property, if any, that Purchaser may receive related to the Excluded Assets or to the operation of the Business prior to the Closing Date.

                  12.5.4 Assumed Liabilities Controlled by Purchaser. From and after the Closing, Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Purchaser promptly of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability. Seller shall cooperate with Purchaser in connection with any negotiations or proceedings involving any Assumed Liability.

         12.6 Audits. Following the Closing Date, Seller shall cooperate, and request Seller's independent public accountants to cooperate at Purchaser's cost and expense, with Purchaser and its auditors in the preparation of audited financial statements of Seller for the years ended December 31, 1996 and 1995 and unaudited financial statements as of September 30, 1997 and for the nine-month periods ending September 30, 1997 and 1996, prepared in accordance with GAAP, to the extent required in connection with any registration statement or other form filed by Purchaser with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for a public offering and sale of securities of Purchaser and for other filings under the Securities Exchange
Act of 1934, as amended. In addition, Seller will provide its independent public accountants with any information necessary to complete such audits including a management representation letter substantially in the form of
Exhibit 12.6 attached hereto.

         12.7 Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to any

Books and Records relating to the Business as may reasonably be required in connection with the preparation of financial information or tax returns of Purchaser.

         12.8 Further Assurances of Purchaser. From and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such Books and Records relating to the Business as may reasonably be required in connection with the preparation of financial information or Tax Returns for periods concluding on or prior to the Closing Date. Purchaser shall cooperate in all reasonable respects with Seller with respect to its former interest in the Business and in connection with financial account closing and reporting and claims and litigation asserted by or against third parties, including, but not limited to, making employees available at reasonable times to assist with, or provide information in connection with financial account closing and reporting and claims and litigation, provided that Seller reimburses Purchaser for its reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

                           ARTICLE XIII. TERMINATION

         13.1 Termination of Agreement. This Agreement may be terminated:

                  (i) by the mutual consent of Seller and Purchaser;

                  (ii) by Seller or Purchaser if Closing has not taken place on or before, November 30, 1997; provided however, that no Party then in material breach of any of its obligations hereunder shall have the right to terminate;

                  (iii) by Purchaser upon notice to Seller if any of the conditions set forth in Article X hereof have not been satisfied or become impossible to satisfy by the Closing Date (other than by reason of the material failure of Purchaser to fulfill its obligations under this Agreement);

                  (iv) by Seller upon notice to Purchaser if any of the conditions set forth in Article XI hereof have not been satisfied or become impossible to satisfy by the Closing Date (other than by reason of the material failure of Seller to fulfill its obligations under this Agreement);

                  (v) by Seller if Purchaser materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 15 consecutive calendar days after Seller gives written notice of such failure to Purchaser; and/or

                  (vi) by Purchaser if Seller materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 15 consecutive calendar days after Purchaser gives written notice of such failure to Seller.



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
         13.2 Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof.

         13.3 Escrow Fund. Upon termination of this Agreement, the Escrow Fund shall be disbursed as follows and in accordance with the terms and conditions of the Escrow Agreement:

                  (i) if this Agreement is terminated pursuant to Section 13.1(i), Section 13(iii) or Section 13.1(vi), the Escrow Fund shall be released to Purchaser in accordance with this Agreement and the Escrow Agreement;

                  (iii) if this Agreement is terminated pursuant to Section 13.1(ii), Section 13.1(iv) or Section 13.1(v), the Escrow Fund shall be released to Seller in accordance with this Agreement and the Escrow Agreement.

         13.4 Remedies.

                  13.4.1 Seller's Remedies. If this Agreement is terminated by Seller as permitted under Section 13.1, the right to receive the Escrow Fund as set forth in Section 13.3 shall be the sole and exclusive remedy of Seller as liquidated damages, and shall be in lieu of all other rights and remedies which may otherwise be available at law or in equity.

                  13.4.2 Purchaser's Remedies. If Purchaser terminates this Agreement pursuant to Section 13.1(vi), in addition to Purchaser's right to receive the Escrow Fund as permitted under Section 13.3, Purchaser may seek any other remedies that may otherwise be available at law or in equity, including, without limitation, an action for specific performance and reimbursement from Seller for all actual costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby. Purchaser shall be entitled only to receive the Escrow Fund if it terminates this Agreement pursuant to Section 13.1(iii).

            ARTICLE XIV. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

         14.1 Survival of Representations and Warranties. All representations and warranties of the Parties shall survive for two years from the Closing Date (the "Survival Date"). Notwithstanding the foregoing, there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of the applicable survival period. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely. Any Party's right to the indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other Party will not be affected by any investiga-



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
tion, knowledge or waiver of any condition by such Party. Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

         14.2 Indemnification by Seller. Seller shall indemnify, defend, save and hold Purchaser and its officers, directors, employees, agents and Affiliates (collectively, "Purchaser Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Purchaser Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, a breach of any representation or warranty made by Seller in this Agreement, in any certificate or document furnished pursuant hereto by Seller or any Ancillary Agreement to which Seller is or is to become a party, a breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement and in any Ancillary Agreement to which Seller is or is to become a party, and any Retained Liability.

         14.3 Indemnification by Purchaser. Purchaser shall indemnify, defend, save and hold Seller and its officers, directors, Employees, agents and Affiliates (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, (i) in connection with, arising out of, which could result in, or which would not have occurred but for, a breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document furnished pursuant hereto by Purchaser or any Ancillary Agreement to which Purchaser is a party, a breach or nonfulfillment of any covenant or agreement made by Purchaser in this Agreement or in any Ancillary Agreement to which Purchaser is a party, and any Assumed Liability or (ii) in connection with or arising out of the operation of the Business and the Purchased Assets following the Closing Date.

         14.4 Notice of Claims. If any Purchaser Indemnitee or Seller
Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Purchaser Damages or Seller Damages, as the case may be ("Damages") for which it is entitled to indemnification under this
Article XIV, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article XIV or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party. Notwithstanding the foregoing, any Purchaser Indemnitee shall be required to notify Seller's Agent of any claim for Purchaser Damages as required herein even though the same may be included in the $25,000 threshold set forth in Section 14.6, and Seller shall have the right to dispute any such claim.

         14.5 Third Party Claims. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

         14.6 Limitation of Liability. Notwithstanding the foregoing, Seller's liabilities and obligations to indemnify Purchaser Indemnitees against any Purchaser Damages shall be subject to all of the following limitations:

                  14.6.1 Threshold. No indemnification shall be made under
Section 14.2 until the aggregate amount of Purchaser Damages thereunder exceeds $25,000, but if the aggregate amount of Purchaser Damages thereunder exceeds $25,000 in the aggregate, then indemnification shall be made by Seller thereunder to the full extent of the Purchaser Damages.

                  14.6.2 Time Period. Seller shall be obligated to indemnify Purchaser Indemnitees by virtue of Section 14.2 only for those Purchaser Damages as to which Purchaser has given Seller's Agent written notice thereof on or before the Survival Date.

                  14.6.3 Fraud; Intentional Misrepresentation. The limitations set forth in Sections 14.6.1 and 14.6.2 shall not apply to Purchaser Damages arising out of fraud, the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to



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
state a fact necessary to make the statements of facts contained therein not misleading or misrepresented.

The foregoing limitations relate only to indemnification and do not diminish or in any way relieve Seller of any of its obligations or liabilities with respect to the Retained Liabilities.

                              ARTICLE XV. GENERAL

         15.1 Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

         15.2 Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and among Purchaser and Seller. Except as may be required by law, no Party shall act unilaterally in this regard without prior written approval of the other Party, such approval not be unreasonably withheld.

         15.3 Disclosure. Seller acknowledges and agrees that this Agreement and the transactions contemplated hereunder may be disclosed in a registration statement or other form filed by Purchaser with the Securities and Exchange Commission under the Securities Act of 1933 for a public offering and sale of securities by Purchaser.

         15.3 Waivers. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         15.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the Parties hereto, and shall be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         15.5 Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or two days after mailing thereof.

                  15.5.1 Notice to Seller.

                           If to Seller, to:

                                    Triangle Retirement Services, Inc.
                                    6928 Slade Hill Drive
                                    Raleigh, North Carolina 27615

                           with a required copy to:

                                    Kennedy Covington Lobdell & Hickman, L.L.P.
                                    Suite 1900, 434 Fayetteville Street Mall
                                    Raleigh, North Carolina 27601
                                    Fax:  (919) 743-7358
                                    Attn: Lacy H. Reaves, Esquire

                  15.5.2  Notice to Purchaser.

                           If to Purchaser, to:

                                    Balanced Care Corporation
                                    5021 Louise Drive, Suite 200
                                    Mechanicsburg, PA 17055
                                    Fax:    (717) 796-6150
                                    Attn:   Director, Legal Services

                           with a required copy to:

                                    Kirkpatrick & Lockhart LLP
                                    1500 Oliver Building
                                    Pittsburgh, PA 15222
                                    Fax:    (412) 355-6501
                                    Attn:   _______________, Esquire

Or to such other addresses as such Party shall have specified by notice to the other Party hereto.

         15.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements and documents delivered at Closing pursuant hereto and thereto constitute the entire agreement and understanding between the Parties hereto as to the matters set forth herein and therein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or thereto or otherwise with respect to the subject matter hereof or thereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall thereof be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

         15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         15.8 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         15.9 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

         15.10 Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of, the State of North Carolina but without regard to its rules governing conflict of laws.

         15.11 Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

         15.12 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         15.13 Attorneys' Fees. If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the non-prevailing Party shall pay to the prevailing Party's reasonable out-of-pocket attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

         15.14 Successors and Assigns. The covenants, agreements, and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of Purchaser and Seller, and each of their respective successors and permitted assigns. Seller shall not assign, or otherwise transfer any interest in this Agreement to any other Person without the prior written consent of Purchaser, which consent shall not unreasonably be withheld. Purchaser may assign and transfer its interest in this Agreement without Seller's consent to any of Purchaser's Affiliates or to any lender providing financing for the transactions contemplated hereby.

Purchaser will promptly provide Seller with a copy of any such assignment, and Seller agrees to execute and deliver any consents reasonably required by Purchaser's lender in connection therewith, provided such assignment does not expand any of Seller's obligations and liabilities hereunder. Notwithstanding any permitted assignment of this Agreement by Purchaser, Purchaser shall remain liable to Seller for all obligations and liabilities to be performed by or on behalf of Purchaser hereunder.

         [NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE]




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

         IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.

                                       PURCHASER:

                                       BALANCED CARE CORPORATION, a Delaware
                                       corporation


                                       By: /s/ BRIAN L. BARTH
                                          -----------------------------------
                                               Name: Brian L. Barth
                                               Title: Vice President



                                       SELLER:

                                       TRIANGLE RETIREMENT SERVICES, INC., a
                                       North Carolina corporation

                                       By: /s/ E. LEE BARHAM, JR.
                                           ----------------------------------
                                               Name: E. Lee Barham, Jr.
                                               Title: President




                                       44